Exhibit 2.1

Delaware The First State Page 1 I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “STREETSHARES, INC.”, FILED IN THIS OFFICE ON THE NINTH DAY OF OCTOBER, A.D. 2020, AT 12:04 O`CLOCK P.M. 5443289 8100Authentication: 203830295 SR# 20207744330Date: 10-09-20 You may verify this certificate online at corp.delaware.gov/authver.shtml

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
STREETSHARES, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

StreetShares, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.                  That the name of this corporation is StreetShares, Inc. (the “Corporation”), and that this corporation was originally incorporated pursuant to the General Corporation Law on December 3, 2013. The Third Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Existing Certificate”) was filed with the Delaware Secretary of State on January 18, 2018.

2.                  That the Corporation’s Board of Directors (the “Board”) duly adopted resolutions proposing to amend and restate the Existing Certificate, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Existing Certificate is amended and restated in its entirety to read as follows:

First: The name of the Corporation is StreetShares, Inc.

Second: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

Third: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

Fourth: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 100,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), which may be designated as Voting Common Stock (“Voting Common Stock”) or Nonvoting Common Stock (“Nonvoting Common Stock”), and (ii) 72,002,939 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.                COMMON STOCK

1.                  General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.                  Voting Common Stock. The holders of the Voting Common Stock are entitled to one vote for each share of Voting Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by applicable law, holders of Voting Common Stock, as such, shall not be entitled to vote on any amendment to this Fourth Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Voting Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing at least a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3.                  Nonvoting Common Stock.

3.1              Voting Restriction. The rights, preferences, privileges and restrictions of shares of Nonvoting Common Stock shall be equal and identical in all respects to the rights, preferences, privileges and restrictions of the Voting Common Stock, except (i) that, unless otherwise provided herein and notwithstanding any stated or statutory voting rights, the holders of shares of Nonvoting Common Stock shall not be entitled to vote upon the election of directors or upon any other matter presented to stockholders, and the holders of shares of Nonvoting Common Stock shall not be entitled to notice of any shareholders’ meeting, and shall not be included in determining the number of shares voting or entitled to vote on such matters and (ii) as otherwise provided by law or herein.

3.2              Voting Rights of the Nonvoting Common Stock. As long as any shares of Nonvoting Common Stock remain outstanding, (i) the restrictions set forth in Section 3.1 shall not apply to any vote or consent to wind up or dissolve the Corporation, and (ii) in addition to any other vote or consent required herein or by law, and notwithstanding Section 3.1, the Corporation shall not, without the approval of the holders of a majority of the outstanding shares of Nonvoting Common Stock, voting or consenting as a single class take any action (whether by amendment, merger, consolidation, recapitalization or otherwise) that:

3.2.1        alters or changes the powers, preferences, limitations or rights of the Nonvoting Common Stock so as to affect them adversely in a manner different than the Voting Common Stock; or

3.2.2        amends, modifies or waives (i) any of the terms set forth in this Section 3, (ii) the protective provisions set forth in this Section 3.2, or (iii) any other provision of this Certificate of Incorporation intended to address the regulatory status of the initial or any subsequent holder of shares of any BHCA Stockholder (as defined below).

3.3              Conversion of the Nonvoting Common Stock. Each share of Nonvoting Common Stock shall convert, automatically and without further action by an person, into a fully-paid and non-assessable share of Voting Common Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), upon (but not before) the transfer thereof to a party other than the initial holder of such shares of Nonvoting Common Stock or any affiliate of such initial holder (as the term “affiliate” is defined under the Bank Holding Company Act of 1956 and the Federal Reserve’s implementing regulations and interpretations (collectively, the “BHCA”) (i) in a widespread public distribution; (ii) to the Corporation; (iii) in a transfer in which no transferee (or group of associated transferees) would receive 2% or more of the outstanding securities of any class of voting securities of the Corporation (as such terms are defined, and as such percentage is calculated under, the BHCA); or (iv) to a transferee that would control more than 50% of every class of voting securities of the Corporation without regard to any transfer of shares of Nonvoting Common Stock from the initial holder of such shares of Nonvoting Common Stock or an affiliate of such initial holder (as such terms are defined, and as such percentage is calculated under, the BHCA) (each of clauses (i) through (iv), a “Permitted Regulatory Transfer”)

B.                 PREFERRED STOCK

4,735,924 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series Seed Preferred Stock”, 14,488,075 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock,” 29,107,845 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B-1 Preferred Stock,” 5,677,855 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B-2 Preferred Stock,” 1,918,551 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B-3 Preferred Stock,” 1,922,876 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B-4 Preferred Stock,” 10,806,041 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B-5 Preferred Stock,” 3,195,706 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B-6 Preferred Stock” and 150,066 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B-6 Nonvoting Preferred Stock.” The Series Seed Preferred Stock and the Series A Preferred Stock are together designated the “Junior Preferred Stock.” The Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, Series B-4 Preferred Stock, Series B-5 Preferred Stock, Series B-6 Preferred Stock and Series B-6 Nonvoting Preferred Stock are together designated the “Senior Preferred Stock.” The Series Seed Preferred Stock, the Series A Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred Stock, the Series B-3 Preferred Stock, the Series B-4 Preferred Stock, the Series B-5 Preferred Stock, the Series B-6 Preferred Stock and the Series B-6 Nonvoting Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or ‘subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1.                  Dividends.

The holders of Preferred Stock shall be entitled to receive, on a pari passu basis, dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) at the rate of six percent (6%) of the applicable Original Issue Price (as defined below) per share of each series of Preferred Stock per annum, payable only when, as and if declared by the Board. The right to receive dividends on Preferred Stock shall not accrue and shall not be cumulative, and therefore, if not declared in any year, the right to receive such dividends shall terminate and not carry forward into the next year. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the holders of Preferred Stock then outstanding shall first receive, or simultaneously receive, out of funds legally available therefor, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the greater of (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the applicable Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend. For purposes of this Certificate of Incorporation, “Original Issue Price” shall mean $0.258 per share for each share of Series Seed Preferred Stock, $0.59007 per share for each share of Series A Preferred Stock, $0.6871 for each share of Series B-1 Preferred Stock, $0.584 for each share of Series B-2 Preferred Stock, $0.579836 for each share of Series B-3 Preferred Stock, $0.579836 for each share of Series B-4 Preferred Stock, $0.579836 for each share of Series B-5 Preferred Stock, $0.724795 for each share of Series B-6 Preferred Stock and $0.724795 for each share of Series B-6 Nonvoting Preferred Stock, in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such series of Preferred Stock.

Notwithstanding the foregoing, if an Event of Noncompliance (as defined below) occurs and remains uncured for one hundred and eighty (180) days, the Senior Preferred Stock will, beginning on the one hundred eighty first (181st) day after such Event of Noncompliance accrue cumulative dividends at the rate of ten percent (10%) of the applicable Original Issue Price per share of Senior Preferred Stock per annum compounded quarterly and payable in priority to any other dividends payable, or any other redemptions or other distributions made, in respect of the Common Stock, Junior Preferred Stock or any other securities of the Corporation (including, without limitation, any distributions made pursuant to Section 2) until the earlier of (x) such time as such Event of Noncompliance has been cured or (y) such shares of Senior Preferred Stock are redeemed in accordance with Section 6.

2.                  Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1              Preferential Payments to Holders of Preferred Stock.

2.1.1        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of each series of Preferred Stock then outstanding shall be entitled to be paid ratably out of the assets of the Corporation available for distribution to its stockholders following, for the avoidance of doubt, payment of all accrued cumulative dividends, indebtedness, fees, transaction expenses or other obligations of the Corporation (including reasonable reserves for the foregoing) (the “Available Assets”), before any payment shall be made to the holders of Common Stock or any other series of equity securities of the Corporation by reason of their ownership thereof, based on the Applicable Percentage (as determined according to the aggregate Available Assets as reflected on the chart contained on Exhibit A or Exhibit B to this Certificate of Incorporation, as applicable) of the Available Assets applicable to each series of Preferred Stock (such amount for each such series of Preferred Stock, the “Series Preferred Liquidation Amount”). The Series Preferred Liquidation Amount for each series of Preferred Stock will be allocated among the holders of shares of such series of Preferred Stock ratably in proportion to the number of shares of such series of Preferred Stock held by them.

2.1.2        “Applicable Percentage” will be determined as set forth on Exhibit A to this Certificate of Incorporation; provided that, notwithstanding anything herein to the contrary, to the extent that (i) additional assets become available for distribution pursuant to this Certificate of Incorporation, or (ii) liabilities for which reserves are insufficient become owed by the Corporation, in each case of subclause (i) and (ii), following the payment of one or more distributions hereunder in connection with a voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the calculation of Available Assets for purposes of the determinations of Applicable Percentages on Exhibit A shall be, and equitable adjustments (as determined by the Board, including at least one Series B-1 Director) shall be made in respect of, all Available Assets distributed pursuant to Subsections 2.1.1, 2.1.2 and 2.2.

2.2              Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock in accordance with Subsections 2.1.1 and 2.1.2 above, the remaining Available Assets shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

2.3              Deemed Liquidation Events.

2.3.1        Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of a majority of the outstanding shares of Senior Preferred Stock, voting together as a single class on an as-converted basis, elect otherwise by written notice sent to the Corporation at least 10 days prior to the effective date of any such event:

(a)           a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(b)               the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation, that constitutes the effective disposition of all or substantially all the assets or intellectual property of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

(c)               the acquisition by a third party by means of a stock acquisition or subscription transaction or series of related transactions to which the Corporation and/or its stockholders are a party other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of transactions continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of the shares in the Corporation held by such holders prior to such transaction or series of transactions, a majority of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions.

2.3.2        Effecting a Deemed Liquidation Event.

(a)               The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1.1, 2.1.2 and 2.2. The Corporation shall not be a party to a Deemed Liquidation Event pursuant to Subsection 2.3.1(c) unless the stock purchase agreement for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1.1, 2.1.2 and 2.2.

(b)               In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 60 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice (the “Section 2.3.2(b) Notice”) to each holder of Preferred Stock no later than the 60th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to the redemption of such shares of Preferred Stock, and (ii) unless the holders of (A) a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis and (B) a majority of the then outstanding shares of Senior Preferred Stock, voting together as a single class on an as-converted basis, each elect not to be redeemed in a written instrument delivered to the Corporation within thirty (30) days of the receipt of such Section 2.3.2(b) Notice, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by the General Corporation Law governing distributions to stockholders (the “Available Proceeds”), on the 120th day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable Series Preferred Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem each holder’s shares of capital stock in accordance with Subsections 2.1.1, 2.1.2 and 2.2. The provisions of Section 6 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of Preferred Stock pursuant to this Subsection 2.3.2(b). Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

2.3.3        Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board, including at least one Series B-1 Director.

2.3.4        Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i) or Subsection 2.3.1(c), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies (the “Additional Consideration”), the Merger Agreement or other acquisition or subscription agreement, as applicable, shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1.1, 2.1.2 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1.1, 2.1.2 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

2.3.5        BHCA Consideration. Notwithstanding anything herein to the contrary, in the event of any liquidation, dissolution, winding-up or Deemed Liquidation Event, or upon declaration by the Corporation of any dividend or other distribution, no holder of capital stock of the Corporation that is, or has an Affiliate that is, subject to the BHCA (such holder, together with its affiliates (as “affiliate” is defined under the BHCA), a “BHCA Stockholder”) shall be required to accept as consideration or otherwise in respect thereof (a) shares of a bank, bank holding company, financial holding company or covered fund (each as defined in the BHCA) or (b) securities or other property where the ownership or possession of such securities, directly or indirectly, by a BHCA Stockholder would (1) be impermissible or unduly burdensome under the BHCA or any rule, regulation or guidance promulgated thereunder (including, without limitation, securities representing, in the aggregate, more than 4.99% of a class of voting securities or 33% of the total equity of such issuer) (as such terms are defined, and as such percentages are determined, by the BHCA) or (2) otherwise present a legal, operational, regulatory or reputational risk, in each case, as determined in good faith by such BHCA Stockholder; and, to the extent necessary, consideration that would otherwise result in the allocation of securities or other property referenced in each of (a) and (b) above shall instead be paid to the BHCA Stockholder in the form of cash based on the then current fair market value of the securities, as determined by the Board in good faith, that such BHCA Stockholder would otherwise receive.

3.                  Voting.

3.1              General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), except as provided herein or the General Corporation Law, each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class on an as-converted basis.

3.2              Series B-6 Nonvoting Preferred Stock. Notwithstanding any stated or statutory voting rights, or anything else to the contrary herein, holders of Series B-6 Nonvoting Preferred Stock shall not, with respect to shares of Series B-6 Nonvoting Preferred Stock, be entitled to vote or consent on any matter presented to stockholders, including, for the avoidance of doubt, any matter on which (i) the Preferred Stock and the Common Stock vote together as a single class; (ii) the Senior Preferred Stock votes together as a single class; or (iii) the Preferred Stock votes together as a single class, and shares of Series B-6 Nonvoting Preferred Stock shall not be included in determining the number of shares voting or entitled to vote on such matters, provided that as long as any shares of Series B-6 Nonvoting Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, the Corporation shall not, without the approval of the holders of a majority of the outstanding shares of Series B-6 Nonvoting Preferred Stock, voting or consenting as a single class, take any action (whether by amendment, merger, consolidation, recapitalization or otherwise) that (i) alters or changes the powers, preferences, limitations or rights of the Series B-6 Nonvoting Preferred Stock so as to affect them adversely in a manner different than the Series B-6 Preferred Stock; or (ii) amends, modifies or waives (x) any of the terms set forth in this Section 3.2, (y) the protective provisions set forth in this Section 3.2, or (z) any other provision of this Certificate of Incorporation intended to address the regulatory status of the initial or any subsequent holder of Series B-6 Nonvoting Preferred Stock.

3.3              Election of Directors. The holders of record of the shares of Series B-5 Preferred Stock, voting exclusively and as a separate class, shall be entitled to elect one director of the Corporation (the “Series B-5 Director”). The holders of record of the shares of Series B-1 Preferred Stock, voting exclusively and as a separate class, shall be entitled to elect two directors of the Corporation (each, a “Series B-1 Director”). The holders of record of the shares of Series A Preferred Stock, voting exclusively and as a separate class, shall be entitled to elect one director of the Corporation. The holders of record of the shares of Voting Common Stock, voting exclusively and as a separate class, shall be entitled to elect two directors of the Corporation, one of which will be the then-serving Chief Executive Officer of the Corporation (the “CEO Director”). Any director elected as provided in this Subsection 3.2 may be removed by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series B-5 Preferred Stock, Series B-1 Preferred Stock, Series A Preferred Stock or Voting Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.3 and that certain Second Amended and Restated Voting Agreement by and between the Corporation and the parties named therein, dated on or about October 9, 2020 (as the same may be amended, restated or otherwise modified from time to time, the “Voting Agreement”), then any directorship not so filled shall remain vacant until such time as the holders of the Series B-5 Preferred Stock, Series B-1 Preferred Stock, Series A Preferred Stock or Voting Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Voting Common Stock and of any other class or series of voting stock (including the Preferred Stock, other than the Series B-6 Nonvoting Preferred Stock), exclusively and voting together as a single class on an as-converted basis, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.3, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.3.

3.4              Junior Preferred Stock Protective Provisions. For so long as any shares of Junior Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate of Incorporation) the written consent or affirmative vote of the holders of majority of the then outstanding shares of Junior Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class on an as-converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

3.4.1        liquidate, dissolve or wind-up the business and affairs of the Corporation, or consent to any of the foregoing; or

3.4.2        amend, alter or repeal any provision of this Certificate of Incorporation or the Bylaws of the Corporation (the “Bylaws”) in a manner that disproportionately and adversely affects the powers, preferences or rights of any series of Junior Preferred Stock relative to the Senior Preferred Stock.

3.5              Senior Preferred Stock Protective Provisions. At any time when any shares of Senior Preferred Stock are outstanding, the Corporation shall not, and shall not permit any of its direct or indirect subsidiaries to, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate of Incorporation) the written consent or affirmative vote of either (i) the Board, including at least one Series B-1 Director or (ii) the holders of a majority of the then outstanding shares of Senior Preferred Stock (excluding the Series B-6 Nonvoting Preferred Stock), given in writing or by vote at a meeting, consenting or voting (as the case may be) as a separate class on an as-converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

3.5.1        amend, alter or repeal any provision of this Certificate of Incorporation, the Bylaws or other constitutive documents of the Corporation so as to adversely affect the powers, rights, preferences and privileges of the holders of the Senior Preferred Stock or the Series B-1 Directors or so as to change either the jurisdiction or the form of taxable entity of the Corporation;

3.5.2        authorize, designate, create or issue, whether by reclassification or otherwise, any additional equity securities of the Corporation or any securities convertible into, or exchangeable or exercisable for equity securities of the Corporation senior to or pari passu with the Senior Preferred Stock;

3.5.3        declare or pay any dividends or distributions with respect to any securities of the Corporation (other than dividends or distributions by subsidiaries of the Corporation to the Corporation);

3.5.4        purchase, redeem or otherwise acquire (or permit any subsidiary of the Corporation to purchase, redeem or otherwise acquire) any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Senior Preferred Stock as expressly authorized herein, and (ii) repurchases of Common Stock that were issued by the Corporation pursuant to an equity incentive plan (as approved by the Board) from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

3.5.5        enter into any transaction with any officer, director or material equity holder (or any affiliate or family member thereof);

3.5.6        acquire the operations, assets or equity interest of another business through any form, including by merger, consolidation, license, lease or the purchase of assets or securities other than the purchase or lease of equipment, goods and supplies and licensing of technology and other intellectual property in the ordinary course of business;

3.5.7         fail to enforce any agreement with any member of senior management;

3.5.8        enter into, or permit any subsidiary of the Corporation to enter into, new lines of business, exit the currently contemplated line of business, or expand the scope of the current lines of business in a manner in which the Series B-1 Directors or holders of a majority of the Senior Preferred Stock deems in good faith to cause a material increased risk to the Corporation;

3.5.9        terminate, or permit any subsidiary of the Corporation to terminate, Mark Rockefeller or Mickey Konson or materially change the compensation of any member of executive management;

3.5.10       hire any officer, employee, consultant, contractor or other person for an aggregate compensation in excess of $200,000 in any 12-month period, except in accordance with a budget approved by the Board or otherwise approved by the Board;

3.5.11       authorize, adopt, create or enter into any new compensation, incentive, bonus, retirement or benefit plan, profit sharing, deferred compensation, savings insurance, pension, contract, grant or arrangement, including any arrangement that provides any person or entity with economic benefits directly or indirectly, in whole or in part, based upon equity ownership, including without limitation, any stock option plans, securities grants, stock bonus, equity appreciation rights, phantom stock plans or similar items (whether stock, interests, units, or other securities)(or make any amendments or modifications thereto);

3.5.12      create, or authorize the creation of, or issue, or authorize the incurrence of indebtedness for borrowed money and/or the issuance of any new debt security, or permit any subsidiary to take any such action with respect to any indebtedness for borrowed money or new debt security, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $500,000, other than debt securities (a) directly related to portfolio asset balances or (b) issued in the ordinary course of business for the primary purpose of financing small business financing, unless such debt security incurred in the ordinary course of business has received the prior approval of the Board;

3.5.13    make aggregate capital expenditures in excess of $200,000 in any 12-month period, except in accordance with a budget approved by the Board or otherwise approved by the Board;

3.5.14   make any agreement, contract, obligation, promise or undertaking (whether oral or written and whether express or implied) for overhead type expenses (as opposed to agreements incurred in the ordinary course of executing the Corporation’s or applicable subsidiary’s business plan) that requires the Company to pay an amount in excess of $200,000 in any 12-month period or is not terminable on thirty (30) days’ prior written notice or less except in accordance with a budget approved by the Board;

3.5.15   commence, defend, initiate, compromise, confess or settle any material legal or regulatory action or release, compromise, assign or transfer any material claims or material rights of the Corporation or any subsidiary unless in the ordinary course of business;

3.5.16   depart from any generally accepted accounting principle or alter the accounting principles currently used by the Corporation or any subsidiary;

3.5.17   select any underwriters, placement agents or investment banks; or

3.5.18   take any action (or permit or authorize any action) that commits the Corporation or any of its subsidiaries to take any of the actions set forth in Sections 3.4.1 through 3.4.17.

3.6              Series B-1 Preferred Stock and Series B-5 Preferred Stock Protective Provisions. At any time when any shares of Series B-1 Preferred Stock and Series B-5 Preferred Stock are outstanding, the Corporation shall not, and shall not permit any of its direct or indirect subsidiaries to, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate of Incorporation) the written consent or affirmative vote of two of the following three groups: (i) the Board, (ii) the holders of a majority of the then outstanding shares of Series B-1 Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a separate class and (iii) the holders of a majority of the then outstanding shares of Series B-5 Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a separate class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

3.6.1        cease operations, dissolve, liquidate, wind-up or file a petition in bankruptcy, make an assignment for the benefit of creditors, admit in writing its inability to pay its debts generally when they become due, make (or consent to) a request for reorganization or liquidation or consent to or allow the appointment of a receiver, trustee or liquidator or otherwise effect any deemed liquidation or similar event;

3.6.2        increase or decrease the authorized number of shares of Senior Preferred Stock or issue any shares of Senior Preferred Stock;

3.6.3        effect any merger or consolidation, or effectuate a sale of the Corporation or change control of the Corporation, however structured, or any other Deemed Liquidation Event, or consent to any of the foregoing unless in connection therewith the holders of Senior Preferred Stock receive cash or cash equivalent consideration of not less than the Maximum Participation Amount; or

3.6.4        take any action (or permit or authorize any action) that commits the Corporation or any of its subsidiaries to take any of the actions set forth in Sections 3.5.1 through 3.5.3.

Any breach of the provisions of Subsection 3.5 or 3.6 by the Corporation or any of its subsidiaries shall be deemed an “Event of Noncompliance”.

4.                  Optional Conversion.

The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1              Right to Convert.

4.1.1        Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price (as defined below) in effect at the time of conversion. The applicable “Conversion Price” shall initially be equal to (a) $0.670671644054338 per share for each share of Series B-1 Preferred Stock, (b) $0.583362294330364 per share for each share of Series B-2 Preferred Stock, (c) $0.579836 per share for each share of Series B-3 Preferred Stock, (d) $0.579836 per share for each share of Series B-4 Preferred Stock, (e) $0.579836 per share for each share of Series B-5 Preferred Stock, (f) $0.724795 per share for each share of Series B-6 Preferred Stock, (g) $0.724795 per share for each share of Series B-6 Nonvoting Preferred Stock, (h) $0.588502621709845 per share for each share of Series A Preferred Stock and (i) $0.258 per share for each shares of Series Seed Preferred Stock. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. Notwithstanding the foregoing, (i) a BHCA Stockholder or (ii) any holder to whom such BHCA Stockholder transfers shares of Series B-6 Preferred Stock by any direct or indirect sale, transfer, assignment, hypothecation, disposition or other transfer of the legal or beneficial ownership or economic benefits of any shares of Series B-6 Preferred Stock (including any transfer by means of any pledge, security interest, encumbrance or foreclosure or similar process with respect to the same), other than in a Permitted Regulatory Transfer (each such holder, and any person to whom such holder transfers shares of Series B-6 Preferred Stock (and so on), in each case, other than in a Permitted Regulatory Transfer, a “BHCA Transferee”) may only effect a conversion of Preferred Stock to Common Stock if, after giving effect to such conversion, such BHCA Stockholder, together with its BHCA Transferees, would not, in the aggregate, own or control, or be deemed to own or control, or have the power to vote securities which would represent greater than 4.99% of any class of voting securities (as such terms are defined and used, and as such percentage is calculated, under the BHCA) of the Company outstanding at such time (the “Voting Threshold”). If any conversion by a BHCA Stockholder or its BHCA Transferees would result in such BHCA Stockholder and its BHCA Transferees controlling, in the aggregate, securities in excess of the Voting Threshold, then the Company will effect such conversion by converting shares of Preferred Stock into Voting Common Stock up to the Voting Threshold, and will convert the remaining balance of shares of Preferred Stock to be converted into Nonvoting Common Stock.

4.1.2        Optional Conversion of Series B-6 Nonvoting Preferred Stock. Notwithstanding anything in Section 4.1.1 to the contrary, shares of Series B-6 Nonvoting Preferred Stock shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Nonvoting Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price in effect at the time of conversion. For the avoidance of doubt, shares of Series B-6 Nonvoting Preferred Stock shall not be convertible into shares of Voting Common Stock.

4.1.3        Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock; provided that such termination shall not affect any amounts distributable with respect thereto.

4.2              Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3              Mechanics of Conversion.

4.3.1        Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued (to the extent permitted under this Certificate of Incorporation and the other constitutive documents of the Corporation). If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice (or the occurrence of the event on which such conversion was contingent (if any)) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all accrued and/or declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2        Reservation of Shares. The Corporation shall at all times when Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the applicable Conversion Price of any series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

4.3.3        Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends accrued and/or declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4        No Further Adjustment. Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any declared but unpaid dividends on any series of Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5        Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4              Adjustments to the Applicable Conversion Price for Diluting Issues.

4.4.1        Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a)              “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)              “Senior Preferred Original Issue Date” shall mean October 9, 2020.

(c)              “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d)              “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Senior Preferred Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on, or upon the conversion of, the Preferred Stock;

(ii)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of any debenture, warrant, or Convertible Securities; provided, in each case, that such issuance is pursuant to the terms of such Option, debenture, warrant or Convertible Security and that such Option or Convertible Security was either (A) outstanding as of the Senior Preferred Original Issue Date or (B) was approved by the Board, including at least one Series B-1 Director;

(iii)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iv)	shares of Preferred Stock issued pursuant to Section 5 of that certain Second Amended and Restated Investors’ Rights Agreement, dated on or about October 9, 2020, by and among the Corporation and the stockholders named therein (as the same may be amended, restated or otherwise modified from time to time, the “IRA”);

(v)	shares of Common Stock or Options issued to employees or directors of, or consultants to, the Corporation pursuant to the 2013 Equity Incentive Plan or any other incentive plan of the Company approved by the Board, including at least one Series B-1 Director; or

(vi)	shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors, or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board, including at least one Series B-1 Director.

4.4.2        No Adjustment of the Applicable Conversion Price. No adjustment to any Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock with respect to a specific series of Preferred Stock if the Corporation receives written notice from the holders of at least two-thirds (2/3) of the then outstanding shares of such series of Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3        Deemed Issue of Additional Shares of Common Stock.

(a)               If the Corporation at any time or from time to time after the Senior Preferred Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)               If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the applicable Conversion Price for any series of Preferred Stock pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)               If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the applicable Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Senior Preferred Original Issue Date), are revised after the Senior Preferred Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)               Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the applicable Conversion Price pursuant to the terms of Subsection 4.4.4, the applicable Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)               If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the applicable Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the applicable Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4        Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Senior Preferred Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issuance for any series of Preferred Stock, then the Conversion Price for a series of Preferred Stock that is greater than such consideration per share shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)              “CP2” shall mean the applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(b)              “CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c)              “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)              “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)              “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5        Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows (in each case, net of all discounts, transaction expenses, commission payments and the like):

(a)               Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board, including at least one Series B-1 Director; and

(iii)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board, including at least one Series B-1 Director.

(b)               Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.5              Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Senior Preferred Original Issue Date effect a subdivision of the outstanding Common Stock, the applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Senior Preferred Original Issue Date combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6              Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Senior Preferred Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(1)               the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)               the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.7              Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Senior Preferred Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8              Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.5, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board, including at least one Series B-1 Director) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as possible, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock. For the avoidance of doubt, nothing in this Subsection 4.8 shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the General Corporation Law in connection with a merger triggering an adjustment hereunder, nor shall this Subsection 4.8 be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such appraisal proceeding.

4.9              Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Section 4, the Corporation at its expense shall immediately compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of affected Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 5 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Stock.

4.10          Notice of Record Date. In the event:

(a)               the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)               of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)               of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least 20 days prior to the record date or effective date for the event specified in such notice.

5.                  Mandatory Conversion.

5.1              Trigger Events. With respect to any series of Preferred Stock, upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of such series of Preferred Stock (the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (a) all outstanding shares of the applicable series of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (b) such shares may not be reissued by the Corporation. Notwithstanding the foregoing, Preferred Stock held by a BHCA Stockholder and its BHCA Transferees shall be converted to Common Stock in accordance with this Section 5.1 only if, after giving effect to such conversion, such BHCA Stockholder, together with its BHCA Transferees would not, in the aggregate, own or control, or be deemed to own or control, or have the power to vote securities in excess of the Voting Threshold. If any mandatory conversion would result in such BHCA Stockholder, together with its BHCA Transferees, controlling securities in excess of the Voting Threshold, then the Company will effect such conversion by converting shares of Preferred Stock into Voting Common Stock up to the Voting Threshold, and will convert the remaining balance of shares of Preferred Stock to be converted into Nonvoting Common Stock.

5.2              Mandatory Conversion of the Series B-6 Nonvoting Preferred Stock. Notwithstanding anything in Section 5.1 to the contrary, at the Mandatory Conversion Time, (a) all outstanding shares of Series B-6 Nonvoting Preferred Stock shall automatically be converted into shares of Nonvoting Common Stock at the then effective conversion rate, and (b) such shares may not be reissued by the Corporation. For the avoidance of doubt, shares of Series B-6 Nonvoting Preferred Stock shall not be convertible into shares of Voting Common Stock.

5.3              Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock subject to conversion pursuant to Section 5.1 shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any accrued and/or declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

5.4              Automatic Conversion of Series B-6 Nonvoting Preferred Stock. Each share of Series B-6 Nonvoting Preferred Stock shall convert, automatically and without further action by an person, into a fully-paid and non-assessable share of Series B-6 Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), upon (but not before) the transfer thereof to a party other than the initial holder of such shares of Series B-6 Nonvoting Preferred Stock or any affiliate of such initial holder (as the term “affiliate” is defined under the BHCA) in a Permitted Regulatory Transfer.

6.                  Redemption.

6.1              General. Unless prohibited by the General Corporation Law governing distributions to stockholders, all shares of Senior Preferred Stock shall be redeemed by the Corporation at a price equal to the greater of (A) the Original Issue Price per share of Senior Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), plus all accrued and/or declared but unpaid dividends thereon and (B) the Fair Market Value (determined in the manner set forth below) of a single share of Senior Preferred Stock as of the date of the Corporation’s receipt of the Redemption Request (the “Redemption Price”), payable to the holders of Senior Preferred Stock by the Corporation upon the earlier of (x) the occurrence of any of the events specified in clause (e) below (an “Automatic Redemption”) or (y) within one hundred and eighty (180) days (the “Redemption Period”) following receipt by the Corporation from the holders of a majority of the then outstanding shares of Senior Preferred Stock (excluding the Series B-6 Nonvoting Preferred Stock), of written notice requesting redemption of all shares of Senior Preferred Stock (the “Redemption Request”), which Redemption Request may only be made on or after the earlier of (a) January 18, 2024, (b) an Event of Noncompliance, if such Event of Noncompliance has occurred and continued uncured for more than one hundred and eighty (180) days, (c) the date of any offering by the Corporation of its equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force, (d) the date of any Deemed Liquidation Event or any other change of control of a majority of the Common Stock (on an as-converted basis), however structured, (e) any voluntary or involuntary dissolution, liquidation, winding-up or filing of a petition in bankruptcy, making an assignment for the benefit of creditors, or admission in writing of its inability to pay its debts generally when they become due, making (or consenting to) a request for reorganization or liquidation or consent to liquidation or similar event with respect to the Corporation that, with respect to involuntary dissolution, liquidation, winding-up or filing of a petition in bankruptcy, has not been dismissed or otherwise cured within thirty (30) days of such event, (f) an acceleration of the Corporation’s or any of its subsidiary’s material indebtedness, (g) any material unsatisfied judgement against the Corporation or any of its subsidiaries, or (h) any material uncured breach of covenants made by the Corporation or any of its subsidiaries to one or more holders of Preferred Stock in (i) this Certificate of Incorporation, (ii) the Bylaws, (iii) the IRA, (iv) the Voting Agreement or (v) that certain Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated on or about October 9, 2020, by and among the Corporation and the stockholders named therein (as the same may be amended, restated or otherwise modified from time to time). Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by the General Corporation Law governing distributions to stockholders. For purposes of this Subsection 6.1, the “Fair Market Value” of a particular share of Senior Preferred Stock shall be the amount that the holder of such share would receive in a hypothetical liquidation of the Corporation (based on what a willing buyer would pay a willing seller under no compulsion to sell and prepared without regard to any discounts or deductions for minority interest, lack of control, illiquidity or the private nature of the Corporation) as of the date of the Automatic Redemption or Redemption Request, as applicable, in accordance with Subsections 2.1.1, 2.1.2 and 2.2, and as mutually agreed upon by the Corporation and the holders of a majority of the shares of Senior Preferred Stock (excluding the Series B-6 Nonvoting Preferred Stock) then outstanding. In the event that such parties are unable to reach agreement as to the applicable Fair Market Value within thirty (30) days of the date of the Automatic Redemption or Redemption Request, as applicable, such parties shall choose a third-party appraiser who shall be a nationally recognized investment banking firm or other nationally recognized firm, in each case, that is regularly engaged in the business of appraising the equity interests or assets of corporations or other entities as going concerns (the “Independent Appraiser”) agreed to by the Corporation and the holders of a majority of the shares of Senior Preferred Stock (excluding the Series B-6 Nonvoting Preferred Stock) then outstanding. If such parties are unable to agree upon an Independent Appraiser, each party shall select an independent appraiser and those two independent appraisers will jointly appoint the Independent Appraiser. The Independent Appraiser shall determine the applicable Fair Market Value (which, for the avoidance of doubt, shall not be greater than the Fair Market Value asserted by a majority of the Senior Preferred Stock (excluding the Series B-6 Nonvoting Preferred Stock) or lower than the applicable Fair Market Value asserted by the Corporation). The parties shall use commercially reasonable efforts to cause the determination of the applicable Fair Market Value by such Independent Appraiser to be made within thirty (30) days of such Independent Appraiser’s engagement and the Independent Appraiser shall notify the Corporation and the holders of Senior Preferred Stock of its determination. The Corporation shall pay all fees, costs and expenses of the Independent Appraiser.

The date of the redemption of Senior Preferred Stock during the Redemption Period shall be referred to as a “Redemption Date.” If on any Redemption Date the General Corporation Law governing distributions to stockholders prevents the Corporation from redeeming all shares of Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

6.2              Redemption Notice. The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Senior Preferred Stock not less than forty (40) days prior to each Redemption Date. Each Redemption Notice shall state:

(a)               the number of shares of Senior Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b)               the Redemption Date and the Redemption Price;

(c)               the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1), which shall not be more than 10 days prior to the applicable Redemption Date; and

(d)               for holders of shares in certificated form that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Senior Preferred Stock to be redeemed.

6.3              Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Senior Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Senior Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

6.4              Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Senior Preferred Stock to be redeemed on such Redemption Date is paid in immediately available funds, then notwithstanding that any certificates evidencing any of the shares of Senior Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Senior Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

7.                  Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following such acquisition or redemption.

8.                  Waiver. Except as otherwise expressly set forth herein and subject to the General Corporation Law, any of the rights, powers, preferences and other terms of any series of Preferred Stock set forth herein may be waived on behalf of all holders of such series of Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of such series Preferred Stock then outstanding, voting separately as a single class.

9.                  Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

Fifth: Subject to any additional vote required by this Certificate of Incorporation, the Bylaws or the other constitutive documents of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

Sixth: Subject to any additional vote required by this Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

Seventh: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Eighth: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation or the other constitutive documents of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

Ninth: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

Tenth: The following indemnification provisions shall apply to the persons enumerated below.

1.                  Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless (and advance expenses), to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ and other professionals’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Tenth, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.

2.                  Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ and other professionals’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth or otherwise.

3.                  Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.                  Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ and other professionals’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer, employees or agents shall be made in such manner as is determined by the Board in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.

5.                  Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorneys’ and other professionals’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board, including at least one Series B-1 Director.

6.                  Non-Exclusivity of Rights. The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, any agreement with the Corporation, vote of stockholders or disinterested directors or otherwise.

7.                  Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8.                  Insurance. The Board may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of, or the advancement of expenses to, directors, officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

9.                  Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

Eleventh: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law or this Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine.

Twelfth: To the fullest extent permitted by applicable law, the Corporation (a) shall have no interest or expectancy in, or in being offered an opportunity to participate in, any Excluded Opportunity (as defined below), (b) renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity and (c) waives any and all claims that such Excluded Opportunity constituted a corporate opportunity that belongs to or should have been presented to the Corporation. An “Excluded Opportunity” is any matter, transaction or interest (i) that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any Covered Person (as defined below) so long as such Covered Person was not expressly offered such corporate opportunity in his or her capacity as a director or officer of the Corporation or (ii) with respect to any lines of business, business activity or business venture conducted by any Covered Person. “Covered Person” means (A) any holder of any shares of Preferred Stock, any member, partner, stockholder, equity holder, manager, director, officer, employee, consultant or agent of any such holder or any member, partner, stockholder, equity holder, manager, director, officer, employee, consultant or agent of any entity that manages any such holder (including, without limitation, any of the foregoing individuals who also is a director of the Corporation), other than any individual who is an officer or employee of the Corporation or any of its subsidiaries; and (B) without limiting the generality of clause (A), for so long as Motley Fool Ventures LP (“Motley Fool”), RCP-SSI, LLC (“Rotunda”), Fenway Summer Ventures LP (“FSV”), Accion Gateway Fund, LLC (“Accion”), Endeavor Capital Management, LLC (“Endeavor” and together with Motley Fool, Rotunda, Accion and FSV, each an “Investor”), or any of their respective affiliates, holds any shares of Preferred Stock, (1) the applicable Investor, (2) any director appointed, nominated or designated by the applicable Investor pursuant to this Certificate of Incorporation or any voting or shareholders agreement (each an “Investor Director”), (3) any affiliate of the applicable Investor or the applicable Investor Director, and (4) any member, partner, stockholder, equity holder, controlling person or entity, manager, director, officer, employee, consultant, agent, representative or other associated person or entity of the applicable Investor or the applicable Investor Director or any of their respective affiliates; provided, however, for the avoidance of doubt, Covered Persons do not include the Corporation or any of its subsidiaries.

* * *

3.                 That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.

4.                 That this Fourth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Fourth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on October 9, 2020.

By:	/s/ Mark L. Rockefeller
Mark L. Rockefeller
Chief Executive Officer

Exhibit A

Available Assets*	Series Seed	Series A	Series B-1	Series B-2	Series B-3	Series B-4	Series B-5	Series B-6**
$0 up to $14,382,100	0.00000000000000%	0.00000000000000%	12.04779271089720%	1.99744407649819%	11.38289957655700%	7.64839627036386%	50.06223013329070%	16.86123723239300%
$19,382,100	0.00000000000000%	0.00000000000000%	31.06810065341790%	5.15088490542245%	8.44645317070906%	5.67533961748211%	37.14767749624650%	12.51154415672190%
$24,382,100	0.00000000000000%	0.00000000000000%	42.28747760864850%	7.01098314739799%	6.71435192210679%	4.51150639198428%	29.52986002026080%	9.94582090960172%
$29,382,100	0.00000000000000%	0.00000000000000%	49.68841512107860%	8.23800947076473%	5.57175967681003%	3.74377597244581%	24.50471545600890%	8.25332430289190%
$34,382,100	0.00000000000000%	0.00000000000000%	54.93679723042690%	9.10815639369731%	4.76148926330852%	3.19933919103254%	20.94112925039480%	7.05308867113992%
$39,382,100	1.17619642456759%	8.22942790856853%	50.78449422326390%	8.41973211179698%	4.15696471239472%	2.79314714045213%	18.28241764659580%	6.15761983236039%
$44,382,100	2.45250480016643%	17.15930352007980%	45.06321309604550%	7.47118167008771%	3.68864925273928%	2.47847668316731%	16.22275647164060%	5.46391450607339%
$45,725,000	2.67221080809185%	18.69650828922910%	44.08833561750180%	7.41911919853735%	3.58031711317660%	2.40568616730454%	15.74630945872060%	5.30344450519410%
$47,150,000	2.59144939978791%	18.13144944909860%	44.16011611993510%	7.57109689966684%	3.47211028632025%	2.33297985153765%	15.27041357370100%	5.14316012725345%
$51,950,000	2.35200845428296%	16.45616634311840%	41.35437543791370%	7.21030763462552%	3.21308950914341%	2.30991337824832%	16.16939364773820%	4.66794995187680%
$56,750,000	2.42890841715305%	15.06427914581500%	38.89326843389230%	6.88519361607262%	2.99788546255507%	2.29074889867841%	16.91629955947140%	4.27312775330396%
$61,593,513	2.79289888837152%	13.87967344427600%	36.64823319474960%	6.57846164043527%	2.81425742114293%	2.27296664912894%	17.53431415042330%	4.00774776446525%
$65,560,105	3.08853333878475%	13.03990964577460%	34.55952536816070%	6.27279373396467%	2.64431848890811%	2.24665971869848%	17.97327774958780%	4.01937230340187%
$70,276,697	3.34959868441115%	12.16474138659630%	34.24244945614230%	6.26733393333953%	2.50475566826606%	2.22942204563067%	18.39273187645300%	3.98666540128581%
$74,993,289	3.57681929743092%	11.39965795584720%	33.96833604638740%	6.26288905168621%	2.38349404315527%	2.21453783317700%	18.75843811632280%	3.95807260370923%
$79,890,955	3.71444969472676%	11.36319454470310%	33.35437583404530%	6.18596009942930%	2.27847434623993%	2.20284338985491%	19.09130937874260%	3.93155216466080%
$84,814,488	3.81590212213900%	11.67355644605130%	32.65965076620680%	6.08915379335781%	2.17950632061223%	2.18652622058358%	19.33349500305480%	3.90792662172164%
$89,738,021	3.89958481751773%	11.92955742217530%	32.00412966110920%	5.99563662373864%	2.09168184229187%	2.17204760362603%	19.54842843263430%	3.88689353954806%
$94,661,555	3.97435068842172%	12.15828016880240%	31.41849272982400%	5.91208998695302%	2.01321897781380%	2.15911335141667%	19.74046492723810%	3.86804840121016%
$99,585,088	4.04155295309912%	12.36386443299590%	30.89212939563790%	5.83699993504049%	1.94269651855769%	2.14748886585616%	19.91307857430250%	3.85106668780397%
$104,508,622	4.10228417655588%	12.54965257492620%	30.41647375270500%	5.76914427996081%	1.87896709328417%	2.13698477701311%	20.06907442760130%	3.83568503441027%
$109,432,155	4.15743614903437%	12.71837274730780%	29.98453466306170%	5.70752553742120%	1.82109424198587%	2.12744654437602%	20.21074217157220%	3.82168747300072%
$114,355,688	4.20774398200041%	12.87227379324930%	29.59054975596260%	5.65132155291614%	1.76830608021429%	2.11874680111944%	20.33996929074660%	3.80889522917734%
$119,279,222	4.25381907084091%	13.01322608529470%	29.22972681724810%	5.59984859897714%	1.71996066536175%	2.11077963274829%	20.45832567125270%	3.79715904589504%
$124,202,755	4.29617407140092%	13.14279793330970%	28.89804785693790%	5.55253341687684%	1.67551975616844%	2.10345624292313%	20.56712770858170%	3.78635333296040%
$129,126,289	4.35897071332096%	13.33490457562190%	28.59211881963160%	5.27739946865817%	1.63452868444731%	2.09670162930752%	20.66748748888840%	3.77637165499410%
$134,049,822 or more	4.41858009357878%	13.51726078992740%	28.30905299622510%	5.00814774064952%	1.59660074002924%	2.09045200509495%	20.76035094714980%	3.76712321373253%

* In the event Available Assets are calculated to equal an amount in between two amounts listed in this column (the “Reference Amounts”), the Applicable Percentage applicable to each Reference Amount will be used to calculate an amount (in dollars) applicable to each series of Preferred Stock for each such Reference Amount (the “Reference Values”). The amounts distributable with respect to each series of Preferred Stock will then be calculated from the Reference Values using a straight-line formula, based on the difference between the Available Assets and the Reference Amounts.

** For purposes of this Exhibit A and any distribution of Available Assets, “Series B-6” shall include all outstanding shares of Series B-6 Preferred Stock and Series B-6 Nonvoting Preferred Stock